QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    January 23, 2003

UBIQUITEL INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-30761	23-3017909
(State or Other Jurisdiction of Incorporation	(Commission File No.)	(IRS Employer Identification No.)
ONE WEST ELM STREET, SUITE 400, CONSHOHOCKEN, PENNSYLVANIA	19428
(Address of principal executive office)	(Zip code)

Registrant's telephone number, including area code: (610) 832-3311

Not Applicable
(Former Names or Former Address, if Changed Since Last Report)

Item 5. Other Events

        On January 23, 2003, UbiquiTel Inc. (the "Registrant") announced, among other things, net subscriber additions of 22,400 for the fiscal quarter ended December 31, 2002 in the following press release:

FOR IMMEDIATE RELEASE	CONTACT:
Brighid de Garay UbiquiTel Inc. (610) 832-3311

UBIQUITEL REPORTS 22,400 NET NEW SUBSCRIBERS FOR 4th QUARTER 2002

        CONSHOHOCKEN, Pa.—January 23, 2003—UbiquiTel Inc. (Nasdaq-SCM: UPCS), a PCS Affiliate of Sprint, today announced net subscriber additions for the fiscal quarter ended December 31, 2002 were approximately 22,400, which increased the subscriber base to approximately 257,000. 84% of net adds were in prime credit classes. Churn for the fourth quarter was 3.9%, a 40 basis point sequential improvement from the third quarter.

        Due primarily to lower sales than expected and improved bad debt experience, the company now expects to incur a net loss before interest, taxes, depreciation, amortization and non-cash stock compensation (EBITDA) in the range of $(2) million to $(5) million for the fourth quarter ended December 31, 2002. The company ended the year with cash, cash equivalents and restricted cash balances of approximately $76 million.

        UbiquiTel expects to announce full financial and operating results for the fourth quarter and fiscal year ended December 31, 2002 after the market closes on March 26, 2003 and to hold its conference call with investors at 8:30 a.m. ET on March 27, 2003.

        UbiquiTel also reported that it has received notice from The Nasdaq Stock Market, Inc. that the company has been provided an additional 180-day grace period, or until July 18, 2003, to regain compliance with the Nasdaq SmallCap Market's $1.00 minimum bid price per share requirement. Consequently, in order for UbiquiTel to maintain its listing on the Nasdaq SmallCap Market, the bid price of UbiquiTel's common stock must close at $1.00 per share or more for a minimum of 10 consecutive trading days before July 18, 2003. If the company is not able to regain compliance with the minimum closing bid price requirement by that date, Nasdaq has advised the company that it will provide written notification to UbiquiTel that its common stock will be delisted, at which time the company may appeal Nasdaq's determination to its listing qualifications panel.

About UbiquiTel Inc.

        UbiquiTel is the exclusive provider of Sprint digital wireless mobility communications network products and services under the Sprint brand name to midsize markets in the Western and Midwestern United States that include a population of approximately 11.1 million residents and cover portions of California, Nevada, Washington, Idaho, Montana, Wyoming, Utah, Indiana and Kentucky.

Definition of Term Used

        Churn—Monthly rate of customer turnover expressed as a percentage of customers of the beginning customer base that both voluntarily and involuntarily discontinued service during the period. Churn is computed by dividing the number of customers that discontinued service during the period, net of 30 day returns, by the beginning customer base for the period.

        Statements contained in this news release that are forward-looking statements are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in UbiquiTel's forward-looking statements, including the following factors: UbiquiTel's dependence on its affiliation with Sprint PCS; the competitiveness of and changes in Sprint's pricing plans, products and services; increased competition in UbiquiTel's markets; the potential to experience a high rate of customer turnover; Sprint PCS' credit policies; customer quality; changes in Sprint's fee structure with UbiquiTel; UbiquiTel's reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; the ability of Sprint PCS to provide back office, customer care and other services; anticipated future losses; adequacy of bad debt and other reserves; UbiquiTel's debt level; rates of penetration in the wireless industry; UbiquiTel's ability to manage anticipated growth and rapid expansion; changes in population; changes or advances in technology; the marketability, liquidity and price volatility of UbiquiTel's common stock; the potential failure to achieve and maintain Nasdaq's listing standards for continued listing of UbiquiTel's common stock on the Nasdaq SmallCap Market; and general market and economic conditions. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from UbiquiTel's forward-looking statements are included in UbiquiTel's filings with the Securities and Exchange Commission ("SEC"), specifically in the "Business—Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, Quarterly Reports on Form 10-Q/A for the fiscal quarters ended March 31, 2002 and June 30, 2002 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, and in subsequent filings with the SEC. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UBIQUITEL INC.
Date: January 23, 2003	By:	/s/ JAMES J. VOLK James J. Volk Chief Financial Officer

QuickLinks

UBIQUITEL REPORTS 22,400 NET NEW SUBSCRIBERS FOR 4th QUARTER 2002
SIGNATURES